[MARSTON & MARSTON,  INC. LETTERHEAD]



August 7, 1997



Panda Global Holdings, Inc.
Panda Global Energy Company
c/o Panda Energy International, Inc.
4100 Spring Valley Road, Suite 1001
Dallas, Texas  75244

RE:  Independent Coal Consultant's Report

Ladies and Gentlemen:

We consent to the use of our report dated April 11, 1997, entitled "Review of the Coal Supply Arrangements for the Luannan Power Project of Panda Energy International, Inc." (the "Report") and the Officer's Certificate dated August 7, 1997, related thereto in the Prospectus (including any amendments or supplements thereto) relating to the offering of 12-1/2% Registered Senior Secured Notes by Panda Global Energy Company (the "Prospectus") and included in the registration statement on Form S-1 of Panda Global Energy Company and Panda Global Holdings, Inc. and the inclusion of the Report and Officer's Certificate as an Appendix to the Prospectus. In addition, we consent to the inclusion of the summary of the Report contained in the Prospectus.

We also hereby consent to the reference to us as experts under the heading "Independent Engineers and Consultants" in the Prospectus.


Yours truly,

MARSTON & MARSTON, INC.



/s/ Richard Marston
Richard Marston, P.E.
Vice President & General Counsel